Exhibit 99.1

Press Release

For Further Information Contact:

Media Relations – David R. Hansen – 713.960.9111

Investor Relations – Steve Bender – 713.960.9111

Westlake Chemical Closes Purchase of Vinnolit Holdings GmbH

7/31/2014 7:58:53

Houston, Texas (July 31, 2014)/PRNewswire/ — Westlake Chemical Corporation (NYSE: WLK) announced today it has closed the previously announced acquisition of German-based Vinnolit Holdings GmbH and its subsidiary companies from Advent International, a private equity firm.

The Vinnolit acquisition includes six production facilities located in Burghausen, Gendorf, Cologne, Knapsack and Schkopau in Germany and Hillhouse in the United Kingdom. These operations have a combined annual capacity of 780 thousand metric tons of PVC, including specialty paste, thermoplastic specialties and suspension grades, 665 thousand metric tons of vinyl chloride monomer (“VCM”) and 475 thousand metric tons of membrane grade caustic soda. Vinnolit has world class technical centers including a research and development facility in Gendorf and an applications laboratory in Burghausen. The newly acquired business will operate as a Westlake company under the Vinnolit name and continue to provide products which are suitable for a wide range of industrial and building product applications including automotive sealants and interior trim, cable sheathing, flooring, medical applications, pipes, film, technical coatings, wall covering and window profiles.

Vinnolit’s headquarters will remain in Ismaning, Germany, outside of Munich. The company employs approximately 1,400 employees.

Albert Chao, President and CEO of Westlake Chemical Corporation stated, “We are pleased to close this important strategic acquisition and to welcome Vinnolit and its talented team into the Westlake family of companies. Over the last several years we have been aggressively pursuing our strategy of integration and expanding into new markets and specialty products. This includes the completion of our world class chlor-alkali plant in Geismar, Louisiana, the acquisition of North American Specialty Pipe Company from CertainTeed, and the expansion of our ethylene capacity in Lake Charles, Louisiana and our ethylene and PVC units at Calvert City, Kentucky, which included converting the ethylene unit feedstock from propane to ethane. The acquisition of Vinnolit is another major step along our strategic path and allows us to bring new specialty PVC products to the market, expand our technological and product development capacity and to grow our global presence with a footprint in Europe and surrounding markets.”

“We are proud to be a member of the Westlake Chemical family of companies. We look forward to combining our collective resources, technology and talented teams which will allow further growth of the company’s PVC business—based on the comprehensive product portfolio and the extended global market coverage,” commented Dr Josef Ertl, Managing Director of Vinnolit. “Being a part of Westlake, a global Vinyls leader, offers numerous opportunities for Vinnolit and will further strengthen our leadership position as a specialty PVC manufacturer.”

For more information regarding this acquisition please visit the Westlake or Vinnolit company web site at http://www.westlake.com or http://www.vinnolit.com.

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Westlake Chemical Corporation (WLK)

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC suspension and specialty resins and PVC building products including pipe and specialty components, windows, fence and decking. For more information, visit the company’s Web site at www.westlake.com.

Vinnolit

Vinnolit, a Westlake company, is one of the leading PVC producers in Europe, and, worldwide, is the market and technical leader in specialty PVC with headquarters in Ismaning, Germany. For more information, visit the company’s web site at www.vinnolit.com.